Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

FIVE PRIME THERAPEUTICS, INC.

at

$38.00 Per Share

Pursuant to the Offer to Purchase

Dated March 18, 2021

by

FRANKLIN ACQUISITION SUB, INC.

a wholly owned subsidiary of

AMGEN INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, ON APRIL 16, 2021 (ONE MINUTE FOLLOWING 11:59 P.M., NEW YORK TIME, ON APRIL 15, 2021), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

March 18, 2021

To Brokers, Dealers, Banks, Trust Companies and other Nominees:

Franklin Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Amgen Inc., a Delaware corporation (“Amgen”), and Amgen have appointed D.F. King & Co., Inc. to act as the information agent in connection with Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Five Prime Therapeutics, Inc., a Delaware corporation (“Five Prime”), at a price of $38.00 per Share (the “Offer Price”), in cash, minus any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 18, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal,” which, together with the Offer to Purchase, constitutes the “Offer”) enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE BOARD OF DIRECTORS OF FIVE PRIME UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF FIVE PRIME ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

The Offer is not subject to any financing condition. The conditions of the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, enclosed herewith are copies of the following documents:

1.	The Offer to Purchase;

2.

The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” providing information relating to backup U.S. federal income tax withholding;

3.	Five Prime’s Solicitation/Recommendation Statement on Schedule 14D-9;

4.

A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.

A notice of guaranteed delivery to be used to accept the Offer if certificates representing the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the “Depositary”) prior to 12:00 midnight, New York time, on April 16, 2021 (one minute following 11:59 P.M., New York time, on April 15, 2021) (the “Offer Expiration Time,” unless the Offer is extended by Purchaser in accordance with the terms of the Merger Agreement, in which event the term “Offer Expiration Time” means the latest time at which the Offer, as so extended by Purchaser, will expire), if the procedure for delivery by book-entry transfer cannot be completed prior to the Offer Expiration Time, or if time will not permit all required documents to reach the Depositary prior to the Offer Expiration Time; and

6.	A return envelope addressed by mail to: American Stock Transfer & Trust Company, LLC Operations Center, Attn: Reorganization Department, 6201 15th Avenue, Brooklyn, New York 11219.

We urge you to contact your clients as promptly as possible. Please note that the Offer and any withdrawal rights will expire at 12:00 midnight, New York time, on April 16, 2021 (one minute following 11:59 P.M., New York time, on April 15, 2021), unless the Offer is extended.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 4, 2021 (the “Merger Agreement”), by and among Purchaser, Amgen and Five Prime. Pursuant to the Merger Agreement, as soon as practicable following the consummation of the Offer and on the terms and subject to the conditions set forth in the Merger Agreement, Purchaser will be merged with and into Five Prime (the “Merger”) without a vote of the stockholders of Five Prime in accordance with Section 251(h) of the Delaware General Corporation Law, as amended (the “DGCL”) and Five Prime will survive the Merger as a wholly owned subsidiary of Amgen. At the effective time of the Merger (the “Effective Time”), each then issued and outstanding Share not previously purchased in the Offer (other than (a) Shares that at the Effective Time are held by Five Prime, Amgen, Purchaser or any other direct or indirect wholly owned subsidiary of Amgen and (b) Shares outstanding immediately prior to the Effective Time that are held by stockholders of Five Prime who are entitled to appraisal rights under the DGCL and have properly exercised and perfected, and not withdrawn or otherwise lost, such appraisal rights) will be converted into the right to receive the Offer Price, in cash, minus any applicable withholding taxes and without interest.

After careful consideration, the board of directors of Five Prime has unanimously (a) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interest of, Five Prime and its stockholders, (b) declared it advisable to enter into the Merger Agreement, (c) approved the execution, delivery and performance by Five Prime of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, (d) resolved that the Merger will be effected under Section 251(h) of the DGCL and (e) resolved to recommend that the stockholders of Five Prime accept the Offer and tender their Shares to Purchaser pursuant to the Offer, subject to the right of the Five Prime Board to withdraw (or modify in a manner adverse to Amgen or Purchaser) or publicly propose to withdraw or withhold (or modify or qualify in a manner adverse to Amgen or Purchaser) its recommendation in accordance with the terms of the Merger Agreement. The execution and delivery of the Merger Agreement and all of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are collectively referred to as the “Transactions.”

The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, there being validly tendered (and not properly withdrawn) prior to the Offer Expiration Time, a number of Shares that (together with any Shares then owned by Purchaser and its “affiliates” (as such term is defined in Section 251(h)(6)(a) of the DGCL), but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the DGCL)) represents at least one Share more than 50% of the then issued and outstanding Shares. The Offer is also subject to certain other conditions set forth in the Offer to Purchase, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the absence of a legal restraint making the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger, illegal or otherwise prohibited, and other customary conditions as described in Section 15—“Conditions of the Offer” of the Offer to Purchase. A summary of the principal terms of the Offer appears on pages 1-11 of the Offer to Purchase.

Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives notice to the Depositary of Purchaser’s acceptance for payment of the Shares in the Offer. In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of (a) the certificates evidencing such Shares or, if the Shares are held via book entry at The Depository Trust Company (the “Book-Entry Transfer Facility”), confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, (b) a Letter of Transmittal, properly completely and duly executed (or a manually executed facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message in lieu of the Letter of Transmittal, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates, Letters of Transmittal or book-entry confirmations with respect to Shares are actually received by the Depositary.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

To tender certificated Shares, the certificates representing such Shares, together with a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof) and any required signature guarantees, must be timely received by the Depositary prior to the Offer Expiration Time. If Shares are held in street name, such Shares can be tendered by a nominee through the Depositary. To tender Shares held in book-entry form, either a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be timely received by the Depositary prior to the Offer Expiration Time pursuant to the book-entry procedures described in Section 3—“Procedure for Tendering Shares—Book-Entry Transfer” of the Offer to Purchase.

If a stockholder desires to tender Shares in the Offer and the Share certificates and all other required documents cannot be delivered to the Depositary prior to the Offer Expiration Time, if the procedure for delivery by book-entry transfer cannot be completed prior to the Offer Expiration Time, or if time will not permit all required documents to reach the Depositary prior to the Offer Expiration Time, the stockholder’s tender may still be effected by following the guaranteed delivery procedures set forth in the Offer to Purchase and the Letter of Transmittal.

Neither Purchaser nor Amgen will pay any fees or commissions to any broker or dealer or other person (other than to D.F. King & Co., Inc. in its capacity as Information Agent and American Stock Transfer & Trust Company, LLC in its capacity as the Depositary, as described in the Offer to Purchase) for making solicitations or recommendations in connection with the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Questions and requests for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

Very truly yours,

D.F. King & Co., Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, AMGEN, THE DEPOSITARY OR THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE ENCLOSED DOCUMENTS.

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